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Additional proxy material to be mailed to shareholders on or after July 22, 2009.

Giga-tronics Incorporated
4650 Norris Canyon Road
San Ramon, California 94583
(925) 328-4650
To our Shareholders:

Fiscal 2009 was a pivotal year for Giga-tronics.  The Company entered the year with exciting new products in the pipeline, a streamlined organization with better developed cross-functional skills and business planning practices, yet with a leadership team still working through newly defined roles, and a minimal backlog of shippable orders.  The low beginning backlog coupled with soft bookings in our 1st half set us uncomfortably back in profitability and cash reserves forcing us to draw on our line of credit for the first time.  However, by mid-year we had filled in the remaining gaps in the management team and began to experience a pickup in bookings throughout our 2nd half.

We strengthened the sales and marketing team, adding new personnel in the field and within the factory.  We also opened an office in China staffed with a local individual providing customer and sales channel support.  We held our costs in line by reducing variances and we managed our cash reserves paying back our loan by the end of the 3rd quarter.  This combination of solid execution helped us grow our top line revenue by 43% in the 2nd half of the year as compared to the 1st half and drove the 2nd half into good profitability.  Although we were unable to overcome the losses generated in our first half, I’m very pleased that we have been able to return the Company to profitability in this very challenging environment.

During this past year we introduced a new broadband 10 Watt power amplifier, the first of its kind.  We also introduced a high power synthesizer based upon our GT2400B and GT2500A models along with a family of USB Power Sensors that plug directly into a PC.  And we recently upgraded the entire synthesizer line with many improved features including new frequency coverage up to 50 GHz.

Backlog continued to grow for Microsource’s high performance specialty filters based upon our fast switching YIG technology and we are under contract to design a new version that positions the Company for continuous volume production over the next 5 years.

In our switching solution business, we are poised to introduce a new low cost chassis that allows existing customers to preserve their investment in switch-cards which adds Ethernet and USB interfaces to the choices currently available.

Although there are still areas for improvement, many of the fundamental operating challenges we’ve faced are behind us.  This relieves some of the immediate pressures on the management team and allows us to focus attention on new markets for driving the Company’s future growth.  As we move forward, we will be devoting considerable management attention to defining strategy and identifying markets where we have a clear competitive advantage over our competition.

Looking ahead to fiscal 2010, Giga-tronics is well positioned to continue its positive trajectory.  To begin with, we are entering the new fiscal year with $2.2M more in backlog than we entered fiscal 2009.  Although much will depend upon the economy, this additional backlog improves the base upon which to build growth.  Second, as part of our synthesizer upgrade, we have standardized the design around a set of common sub assemblies which will allow us to achieve further cost reductions in the coming year.  Third, we have embarked on growing our customer funded engineering projects that help us contain our expenses while allowing us to retain our engineering talent during these uncertain times.  Fourth, our senior management team is in place at the beginning of the year and their efforts will be reflected over the entire 12 months.  And finally, we will take advantage of opportunities to further consolidate the Company as a result of the working efficiencies we’ve developed.

Overall, I’m optimistic about the Company’s prospects for fiscal 2010 and I look forward to updating you throughout the coming year.

Sincerely,

John R. Regazzi
Chief Executive Officer